EXHIBIT 24.1

ATTORNEY CERTIFICATION

I the undersigned, Gabriel Tribaldos, Attorney, hereby certify as follows:

1.	Daniel Ernesto Tribaldos, Gabriel Tribaldos and Raul Castro, who signed the attached report, are authorized to sign on behalf of The Capri Family Foundation.

2.	The above composition of signatures is binding on The Capri Family Foundation in respect of the attached report.

3.	The above authorized signatories signed this document before me and were identified by me in person according to an identity card.

4.	The resolution concerning The Capri Family Foundation's authorized signatories was duly adopted, in accordance with The Capri Family Foundation's incorporation documents.

March 13, 2015 Date	/s/ Gabriel Tribaldos Gabriel Tribaldos, Adv. Lic. No. 7192